ZIONS BANCORPORATION
Press Release – Page 1
January 23, 2017

Zions Bancorporation One South Main Salt Lake City, UT 84133 January 23, 2017 www.zionsbancorporation.com
Fourth Quarter 2016 Financial Results: FOR IMMEDIATE RELEASE

Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation Reports: 4Q16 Net Earnings[1] of $125 million, diluted EPS of $0.60 compared to 3Q16 Net Earnings[1] of $117 million, diluted EPS of $0.57, and 4Q15 Net Earnings[1] of $88 million, diluted EPS of $0.43, and

2016 Annual Net Earnings[1] of $411 million, diluted EPS of $1.99, compared to 2015 Annual Net Earnings[1] of $247 million, diluted EPS of $1.20

FOURTH QUARTER RESULTS

$0.60	$125 million	3.37%	12.1%
Earnings per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

FOURTH QUARTER HIGHLIGHTS

Net Interest Income and Net Interest Margin	• Net interest income was $480 million, up 2% from 3Q16 and up 7% from 4Q15 • NIM was 3.37% compared to 3.36% in 3Q16 and 3.23% in 4Q15

Operating Performance[2]
•
Pre-provision net revenue (“PPNR”) as reported was $212 million, down 3% from 3Q16 and up 21% from 4Q15
•
Adjusted PPNR[2] was $217 million, up 4% from 3Q16 and up 25% from 4Q15
•
Noninterest expense as reported of $405 million, compared to $403 million in 3Q16, and $1,585 million for 2016
•
Adjusted noninterest expense[2] of $395 million, compared to $404 million in 3Q16, and $1,579 million for 2016
•
Efficiency ratio[2] of 64.5%, compared to 66.0% for 3Q16, with an efficiency ratio of 65.8% for 2016

Loans and Credit Quality
•
Net loans and leases were $42.6 billion, compared to $42.5 billion for 3Q16
•
Provision for credit losses was $1 million, compared to $16 million in 3Q16
•
Net charge-offs were $27 million, compared to $30 million in 3Q16

Oil and Gas-Related Exposure
•
Net charge-offs for oil and gas loans were $16 million, compared to $41 million in 3Q16
•
Oil and gas allowance is 9% of the portfolio
•
38% of oil and gas-related loans were criticized, down from 42% in 3Q16

Capital Return	• Tangible return on average tangible common equity[2] of 8.40%, compared to 7.88% in 3Q16 and 6.20% in 4Q15 • Common stock repurchases of $45 million during the quarter, and $90 million in 2016

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO, commented, “We are pleased that our full-year 2016 results reflect solid performance in revenue growth, tight expense control, and strong growth in both pre-provision net revenue and earnings per share. We are encouraged to report that we achieved all of the stated financial goals that we outlined in the spring of 2015 for this year, including holding adjusted noninterest expense to less than $1.58 billion and achieving an efficiency ratio less than 66%. We have done this while simultaneously making a very substantial investment in technology that we expect will allow Zions to be both more efficient and more competitive for years to come.” Mr. Simmons concluded, “We look forward to 2017 as a year that seems likely to experience reduced credit costs as the energy industry continues to heal and the credit metrics for non-energy loans, which constitute about 95% of our portfolio, are strong and generally stable.”

OPERATING PERFORMANCE[2]

[1] Net Earnings is net earnings applicable to common shareholders.
[2] For information on non-GAAP financial measures and why the Company presents these numbers, see pages 18-21. Included in these non-GAAP financial measures are the key metrics to which Zions announced it would hold itself accountable in its June 1, 2015 efficiency initiative, and to which executive compensation is tied.

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ZIONS BANCORPORATION
Press Release – Page 2
January 23, 2017

The percent change amounts presented in the following tables are calculated on amounts in thousands rather than millions.
RESULTS OF OPERATIONS

Net Interest Income
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Interest and fees on loans	$438	$437	$430	$1	—%	$8	2%
Interest on money market investments	4	5	6	(1)	(16)	(2)	(32)
Interest on securities	59	49	38	10	21	21	59
Total interest income	501	491	474	10	2	27	6
Interest on deposits	13	13	12	—	3	1	5
Interest on short and long-term borrowings	8	9	13	(1)	(7)	(5)	(33)
Interest expense	21	22	25	(1)	(1)	(4)	(14)
Net interest income	$480	$469	$449	$11	2	$31	7
Net interest income increased to $480 million in the fourth quarter of 2016 from $469 million in the third quarter of 2016. The increase in net interest income was primarily due to a $10 million increase in interest from investment securities. The Company continues to change its mix of interest-earning assets as average money market investments declined in the fourth quarter of 2016 by $773 million, much of which was deployed into term investment securities. Average securities increased in the fourth quarter of 2016 by $1.9 billion and average loans and leases held for investment increased by $152 million. The Company’s accelerated purchase of securities during the fourth quarter relative to prior quarters was driven by the repositioning of the balance sheet as the Company continues to moderately reduce its interest rate sensitivity.
The net interest margin increased to 3.37% in the fourth quarter of 2016, compared to 3.36% in the third quarter of 2016. The increase in net interest margin was driven by increased yields and growth in the investment securities portfolio.

Noninterest Income
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Service charges and fees on deposit accounts	$43	$45	$42	$(2)	(3)%	$1	2%
Other service charges, commissions and fees	52	54	49	(2)	(4)	3	6
Wealth management income	11	10	8	1	7	3	35
Loan sales and servicing income	6	11	7	(5)	(47)	(1)	(13)
Capital markets and foreign exchange	6	6	7	—	1	(1)	(8)
Customer-related fees	118	126	113	(8)	(6)	5	4
Dividends and other investment income	4	9	3	(5)	(54)	1	39
Fair value and nonhedge derivative income	7	—	1	7	3,842	6	901
Securities gains (losses), net	(4)	8	—	(12)	(140)	(4)	(7,539)
Other	3	2	2	1	39	1	32
Total noninterest income	$128	$145	$119	$(17)	(11)	$9	8
Total noninterest income for the fourth quarter of 2016 was $128 million, compared to $145 million for the third quarter of 2016. The $17 million decline in total noninterest income during the quarter was primarily due to net

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ZIONS BANCORPORATION
Press Release – Page 3
January 23, 2017

securities gains and customer-related fees. Customer-related fees decreased by $8 million in the fourth quarter of 2016 compared to the prior quarter, which was primarily due to a $5 million decline in loan sales and servicing income resulting from valuation adjustments on the Company’s rate lock agreements and an increase in the servicing asset valuation in the third quarter of 2016 that did not recur in the current quarter. Customer-related fees increased by $5 million compared to the fourth quarter of 2015.
Another factor relating to the decline in noninterest income was a decrease in securities gains of $12 million from third quarter of 2016 primarily due to higher than normal gains in the prior quarter and a decrease of $6 million in the market value of one of the Company’s Small Business Investment Company (“SBIC”) investments. Dividends and other investment income decreased by $5 million due to a third quarter increase in the market value of the Company’s SBIC investments followed by a decline in the current quarter.

Noninterest Expense
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Salaries and employee benefits	$241	$242	$236	$(1)	(1)%	$5	2%
Occupancy, net	33	33	31	—	(4)	2	6
Furniture, equipment and software, net	33	29	32	4	14	1	4
Credit-related expense	7	7	8	—	4	(1)	(7)
Provision for unfunded lending commitments	3	(3)	(7)	6	204	10	150
Professional and legal services	17	14	13	3	17	4	29
Advertising	5	6	6	(1)	(12)	(1)	(8)
FDIC premiums	11	12	9	(1)	(3)	2	23
Amortization of core deposit and other intangibles	2	2	2	—	(2)	—	(16)
Other	53	61	67	(8)	(13)	(14)	(21)
Total noninterest expense	$405	$403	$397	$2	—	$8	2
Adjusted noninterest expense [1]	$395	$404	$398	$(9)	(2)%	$(3)	(1)%

[1]	For information on non-GAAP financial measures see pages 18-21.
Noninterest expense for the fourth quarter of 2016 was $405 million, compared to $403 million for the third quarter of 2016, and $397 million for the fourth quarter of 2015. The increase in total noninterest expense from the third quarter of 2016 was primarily due to a $6 million increase in the provision for unfunded lending commitments and a $4 million increase in net furniture, equipment and software, primarily as a result of increased technology expenditures during the quarter and a $1.5 million reclassification of software maintenance expenses from other noninterest expense. The Company continues to invest in technology and make progress on its core systems upgrade. These increases were partially offset by an $8 million decline in other noninterest expense, which was higher in the prior quarter due to a legal accrual and true-ups related to the alignment of a single back-office operating environment. As previously disclosed, management’s incentive compensation is tied to its efficiency initiative and key profitability metrics. Elevated fourth quarter noninterest expenses directly resulted in management incentive compensation that was $5 million less than planned for the fourth quarter of 2016.

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ZIONS BANCORPORATION
Press Release – Page 4
January 23, 2017

Despite the modest increase in total noninterest expense during the fourth quarter, the Company met its expense and efficiency ratio goals for 2016 by recognizing adjusted noninterest expense of less than $1.58 billion and achieving an efficiency ratio of 65.8%. For information on non-GAAP measures see pages 18-21.
BALANCE SHEET ANALYSIS

Asset Quality
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	1.34%	1.37%	0.87%	(3)		47
Annualized ratio of net loan and lease charge-offs to average loans	0.25	0.28	0.13	(3)		12
Ratio of total allowance for credit losses to loans and leases outstanding	1.48	1.55	1.68	(7)		(20)
				$	%	$	%
Classified loans	$1,577	$1,615	$1,368	$(38)	(2)%	$209	15%
Provision for credit losses	1	16	16	(15)	(96)	(15)	(96)
Asset quality for the total portfolio remained strong and was generally stable when compared to the prior quarter. Nonperforming assets were $573 million at December 31, 2016, compared to $587 million at September 30, 2016. The ratio of nonperforming assets to loans and leases and other real estate owned decreased to 1.34% at December 31, 2016, compared to 1.37% at September 30, 2016. Classified loans for the total portfolio were $1,577 million at December 31, 2016 and $1,615 million at September 30, 2016. Total net charge-offs were $27 million in the fourth quarter of 2016, or an annualized 0.25% of average loans, compared to $30 million, or an annualized 0.28% of average loans, in the third quarter of 2016.
The Company provided $1 million for credit losses during the fourth quarter of 2016, compared to $16 million during the third quarter of 2016. The allowance for credit losses decreased to $632 million at December 31, 2016 from $659 million at September 30, 2016, which was 1.48% and 1.55% of loans and leases, respectively. The decreases in the provision and the allowance for credit losses were primarily due to continued strong credit quality for the total portfolio in addition to a change in the portfolio mix, as oil and gas-related exposures declined, and residential real estate and commercial real estate term exposures increased. The reserve for unfunded lending commitments increased by $3 million as a result of adverse credit migration on certain oil and gas-related commitments.
Asset quality for the portfolio excluding oil and gas-related loans remained strong, with slight deterioration in nonperforming and classified metrics, which was driven by a few borrowers in various portfolios. The allowance for credit losses in the portfolio excluding oil and gas-related loans slightly decreased to 1.08% of loans and leases at December 31, 2016, compared to 1.13% at September 30, 2016, primarily due to changes in portfolio mix and continued nominal charge-offs outside of the oil and gas-related portfolio.

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ZIONS BANCORPORATION
Press Release – Page 5
January 23, 2017

Excluding oil and gas-related loans, net charge-offs were $11 million, or an annualized 0.11% of average loans, in the fourth quarter of 2016, compared to $11 million of net recoveries, or an annualized (0.11)%, in the third quarter of 2016. Nonperforming assets for this portfolio were $239 million at December 31, 2016, compared to $211 million at September 30, 2016; the ratio of nonperforming assets to loans and leases and other real estate owned for these same periods was 0.59% and 0.52%, respectively. At December 31, 2016 and September 30, 2016, for the portfolio excluding oil and gas-related loans, classified loans were $896 million and $849 million, and criticized loans were $1,269 million and $1,313 million, respectively.

Loans and Leases
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Loans held for sale	$172	$160	$150	$12	7%	$22	15%
Loans and leases:
Commercial	21,615	21,624	21,479	(9)	—	136	1
Commercial real estate	11,341	11,450	10,356	(109)	(1)	985	10
Consumer	9,693	9,466	8,815	227	2	878	10
Loans and leases, net of unearned income and fees	42,649	42,540	40,650	109	—	1,999	5
Less allowance for loan losses	568	597	606	(29)	(5)	(38)	(6)
Loans held for investment, net of allowance	$42,081	$41,943	$40,044	$138	—	$2,037	5
Loans and leases, net of unearned income and fees, were $42.6 billion at December 31, 2016, compared to $42.5 billion at September 30, 2016. The oil and gas-related portfolio declined $156 million from the prior quarter due to payoffs, paydowns, charge-offs and active management of the portfolio. This decline was offset by $227 million of growth in consumer loans, predominately in 1-4 family residential loans. Excluding the reduction in oil and gas-related loans, net loans and leases increased $265 million during the fourth quarter of 2016. Unfunded lending commitments were $19.3 billion at December 31, 2016, compared to $19.1 billion at September 30, 2016.

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ZIONS BANCORPORATION
Press Release – Page 6
January 23, 2017

Oil and Gas-Related Exposure[1]
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Loans and leases
Upstream – exploration and production	$733	$752	$817	$(19)	(3)%	$(84)	(10)%
Midstream – marketing and transportation	598	623	621	(25)	(4)	(23)	(4)
Downstream – refining	137	123	127	14	11	10	8
Other non-services	38	44	44	(6)	(14)	(6)	(14)
Oilfield services	500	596	784	(96)	(16)	(284)	(36)
Oil and gas service manufacturing	152	176	229	(24)	(14)	(77)	(34)
Total loan and lease balances [2]	2,158	2,314	2,622	(156)	(7)	(464)	(18)
Unfunded lending commitments	1,722	1,784	2,151	(62)	(3)	(429)	(20)
Total oil and gas credit exposure	$3,880	$4,098	$4,773	$(218)	(5)	$(893)	(19)

Private equity investments	$7	$6	$13	$1	7	$(6)	(50)

Credit quality measures [2]
Criticized loan ratio	37.8%	41.8%	30.3%
Classified loan ratio	31.6%	33.1%	19.7%
Nonaccrual loan ratio	13.6%	15.0%	2.5%
Ratio of nonaccrual loans that are current	86.1%	87.3%	71.2%
Net charge-off ratio, annualized [3]	3.0%	7.1%	3.7%

[1]
Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as oil and gas-related, including a particular segment of oil and gas-related activity, e.g., upstream or downstream; typically, 50% of revenues coming from the oil and gas sector is used as a guide.

2 Total loan and lease balances and the credit quality measures do not include $40 million of oil and gas loans held for sale at December 31, 2016.

[3]	Calculated as the ratio of annualized net charge-offs for each respective period to loan balances at each period end.
During the fourth quarter of 2016, oil and gas-related loans decreased $156 million, or 7%, and total oil and gas credit exposure decreased by $218 million, or 5%. Oil and gas-related loans represent 5% of the total loan portfolio. Oil and gas services (oilfield services and oil and gas service manufacturing) decreased $120 million, or 16%, from the third quarter of 2016, and $361 million, or 36%, from the fourth quarter of 2015. Unfunded lending commitments decreased by $62 million during the fourth quarter of 2016, primarily in the oilfield services and oil and gas service manufacturing portfolios. Criticized oil and gas-related loans decreased $152 million, or 16%, during the fourth quarter of 2016, mainly due to payoffs and paydowns. Oil and gas-related loan net charge-offs were $16 million in the fourth quarter of 2016 and were predominantly in the oilfield services portfolio, compared to $41 million in the third quarter of 2016. As of December 31, 2016, the Company had entered into contracts to sell $40 million of oil and gas-related loans, and classified them as held for sale. The Company recognized $9 million of charge-offs in the fourth quarter on these held-for-sale loans. Approximately 86% of oil and gas-related nonaccruing loans were current as to principal and interest payments as of December 31, 2016, similar to the 87% reported as of September 30, 2016. The allowance for credit losses related to oil and gas-related loans decreased during the quarter and was 9% of such balances at the end of the fourth quarter of 2016.

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ZIONS BANCORPORATION
Press Release – Page 7
January 23, 2017

Deposits
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Noninterest-bearing demand	$24,115	$22,711	$22,277	$1,404	6%	$1,838	8%
Interest-bearing:
Savings and money market	26,364	25,503	25,672	861	3	692	3
Time	2,757	2,516	2,131	241	10	626	29
Foreign	—	119	294	(119)	(100)	(294)	(100)
Total deposits	$53,236	$50,849	$50,374	$2,387	5	$2,862	6
Total deposits increased to $53.2 billion at December 31, 2016, compared to $50.8 billion at September 30, 2016, primarily due to seasonal increases. Average total deposits increased $1.5 billion to $52.2 billion for the fourth quarter of 2016, compared to $50.7 billion for the third quarter of 2016. Average noninterest bearing deposits increased to $23.6 billion for the fourth quarter of 2016, compared to $22.5 billion for the third quarter of 2016, and were 45% of average total deposits.

Long-term Debt and Shareholders’ Equity
				4Q16 - 3Q16		4Q16 - 4Q15
(In millions)	4Q16	3Q16	4Q15	$	%	$	%
Shareholders’ equity:
Preferred Stock	$710	$710	$828	$—	—%	$(118)	(14)%
Common Stock	4,725	4,748	4,768	(23)	—	(43)	(1)
Retained earnings	2,322	2,211	1,967	111	5	355	18
Accumulated other comprehensive income (loss)	(122)	10	(55)	(132)	(1,316)	(67)	(123)
Total shareholders' equity	$7,635	$7,679	$7,508	$(44)	(1)	$127	2
During the fourth quarter of 2016, the Company continued its stock buyback program and repurchased $45 million of its stock during the quarter at an average price of $31.69 per share, and has repurchased $90 million of its stock since July 1, 2016 at an average price of $31.15 per share, leaving $90 million of buyback capacity remaining in the 2016 capital plan (which spans the timeframe of July 2016 to June 2017). Despite the share repurchases during the quarter, the weighted average diluted shares increased slightly due to dilution from the average market price per share of the common stock exceeding the exercise price per share of warrants to buy common stock that have been outstanding since 2008 (“TARP” warrants - NASDAQ: ZIONZ) and 2010 (NASDAQ: ZIONW).
Preferred dividends are expected to be $10.4 million for the first quarter of 2017 and $12.4 million for the second quarter of 2017. Additionally, the Company reduced its long-term debt by $36 million during the fourth quarter of 2016 by exercising a call option for junior subordinated debentures related to trust preferred securities.
Accumulated other comprehensive income (loss) decreased to $(122) million from $10 million, primarily as a result of a decline in the fair value of the Company’s available-for-sale securities portfolio due largely to changes in the interest rate environment.

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ZIONS BANCORPORATION
Press Release – Page 8
January 23, 2017

Tangible book value per common share decreased to $29.06 at December 31, 2016, compared to $29.16 at September 30, 2016, with the positive benefit of a $110 million increase of retained earnings during the quarter offset by the $132 million decline in accumulated other comprehensive income as described previously. The estimated Basel III common equity tier 1 (“CET1”) capital ratio was 12.1% at December 31, 2016 compared to 12.0% at September 30, 2016; Basel III capital ratios are based on the applicable phase-in periods, however, the fully phased-in ratio was not substantially different. For information on non-GAAP measures see pages 18-21.

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ZIONS BANCORPORATION
Press Release – Page 9
January 23, 2017

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these fourth quarter results at 5:30 p.m. ET this afternoon (January 23, 2017). Media representatives, analysts, investors, and the public are invited to join this discussion by calling 253-237-1247 (domestic and international) and entering the passcode 44706729, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation
Zions Bancorporation is one of the nation’s premier financial services companies with more than $60 billion of total assets. Zions operates under local management teams and unique brands in 11 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts or intentions regarding future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas, our ability to meet our efficiency and noninterest expense goals, as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).
Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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ZIONS BANCORPORATION
Press Release – Page 10
January 23, 2017

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In thousands, except share, per share, and ratio data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
BALANCE SHEET [1]
Loans held for investment, net of allowance	$42,081,743	$41,942,535	$41,893,230	$40,806,291	$40,043,494
Total assets	63,239,165	61,038,860	59,642,992	59,179,913	59,664,543
Deposits	53,235,830	50,848,661	50,270,921	49,887,857	50,374,091
Total shareholders’ equity	7,634,306	7,679,307	7,626,383	7,625,737	7,507,519
STATEMENT OF INCOME
Net earnings applicable to common shareholders	124,990	116,895	90,647	78,777	88,197
Net interest income	$480,470	$469,187	$464,849	$452,842	$448,833
Taxable-equivalent net interest income	487,823	475,699	470,913	458,242	453,780
Total noninterest income	128,244	144,887	125,717	116,761	118,641
Total noninterest expense	404,515	403,292	381,894	395,573	397,353
Adjusted pre-provision net revenue [2]	217,469	208,484	211,472	182,124	174,013
Provision for loan losses	(2,687)	18,825	34,492	42,145	22,701
Provision for unfunded lending commitments	3,296	(3,165)	(4,246)	(5,812)	(6,551)
Provision for credit losses	609	15,660	30,246	36,333	16,150
PER COMMON SHARE
Net earnings per diluted common share	$0.60	$0.57	$0.44	$0.38	$0.43
Dividends	0.08	0.08	0.06	0.06	0.06
Book value per common share [1]	34.10	34.19	33.72	33.23	32.67
Tangible book value per common share [1,2]	29.06	29.16	28.72	28.20	27.63
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.89%	0.84%	0.77%	0.62%	0.68%
Return on average common equity	7.10%	6.66%	5.30%	4.67%	5.17%
Tangible return on average tangible common equity [2]	8.40%	7.88%	6.31%	5.59%	6.20%
Net interest margin	3.37%	3.36%	3.39%	3.35%	3.23%
Efficiency ratio [2]	64.5%	66.0%	64.5%	68.5%	69.6%
Effective tax rate	33.6%	33.7%	34.6%	31.4%	30.5%
Ratio of nonperforming assets to loans and leases and other real estate owned	1.34%	1.37%	1.30%	1.33%	0.87%
Annualized ratio of net loan and lease charge-offs to average loans	0.25%	0.28%	0.36%	0.35%	0.13%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.48%	1.55%	1.58%	1.64%	1.68%
Full-time equivalent employees	10,057	9,968	10,064	10,092	10,200
CAPITAL RATIOS [1]
Tangible common equity ratio	9.49%	9.91%	10.05%	9.92%	9.63%
Basel III: [3]
Common equity tier 1 capital	12.1%	12.0%	12.0%	12.1%	12.2%
Tier 1 leverage	11.1%	11.3%	11.3%	11.4%	11.3%
Tier 1 risk-based capital	13.5%	13.5%	13.4%	13.9%	14.1%
Total risk-based capital	15.2%	15.3%	15.5%	16.0%	16.1%
Risk-weighted assets	49,935,465	49,317,815	49,016,859	47,695,790	46,747,245
Weighted average common and common-equivalent shares outstanding	205,446,285	204,714,158	204,536,196	204,095,529	204,276,930
Common shares outstanding [1]	203,085,100	203,850,072	205,103,566	204,543,707	204,417,093

[1]	At period end.

[2]	For information on non-GAAP financial measures see pages 18-21.

[3]	Basel III capital ratios became effective January 1, 2015 and are based on the applicable phase-in periods. Current period ratios and amounts represent estimates.

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ZIONS BANCORPORATION
Press Release – Page 11
January 23, 2017

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$737,327	$553,152	$560,262	$517,803	$798,319
Money market investments:
Interest-bearing deposits	1,410,852	1,489,134	2,154,959	3,039,090	6,108,124
Federal funds sold and security resell agreements	568,334	1,675,645	620,469	1,587,212	619,758
Investment securities:
Held-to-maturity, at amortized cost (approximate fair value $850,473, $717,822, $720,991, $636,484, and $552,088)	867,904	715,279	713,392	631,646	545,648
Available-for-sale, at fair value	13,372,194	10,358,083	9,477,089	8,701,885	7,643,116
Trading account, at fair value	114,803	108,004	118,775	65,838	48,168
	14,354,901	11,181,366	10,309,256	9,399,369	8,236,932
Loans held for sale	171,934	160,287	146,512	108,764	149,880
Loans and leases, net of unearned income and fees	42,649,265	42,539,720	42,501,575	41,418,185	40,649,542
Less allowance for loan losses	567,522	597,185	608,345	611,894	606,048
Loans held for investment, net of allowance	42,081,743	41,942,535	41,893,230	40,806,291	40,043,494
Other noninterest-bearing investments	884,407	894,110	850,578	855,813	848,144
Premises, equipment and software, net	1,019,508	986,553	955,540	925,430	905,462
Goodwill	1,014,129	1,014,129	1,014,129	1,014,129	1,014,129
Core deposit and other intangibles	8,420	10,329	12,281	14,259	16,272
Other real estate owned	4,255	8,358	8,354	10,411	7,092
Other assets	983,355	1,123,262	1,117,422	901,342	916,937
	$63,239,165	$61,038,860	$59,642,992	$59,179,913	$59,664,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,115,112	$22,710,778	$22,276,600	$21,872,274	$22,276,664
Interest-bearing:
Savings and money market	26,363,908	25,502,628	25,540,525	25,723,996	25,672,356
Time	2,756,810	2,516,493	2,336,088	2,071,688	2,130,680
Foreign	—	118,762	117,708	219,899	294,391
	53,235,830	50,848,661	50,270,921	49,887,857	50,374,091
Federal funds and other short-term borrowings	827,269	1,115,561	270,255	232,188	346,987
Long-term debt	534,850	570,385	698,712	802,448	812,366
Reserve for unfunded lending commitments	64,911	61,615	64,780	69,026	74,838
Other liabilities	941,999	763,331	711,941	562,657	548,742
Total liabilities	55,604,859	53,359,553	52,016,609	51,554,176	52,157,024
Shareholders’ equity:
Preferred stock, without par value, authorized 4,400,000 shares	709,601	709,601	709,601	828,490	828,490
Common stock, without par value; authorized 350,000,000 shares; issued and outstanding 203,085,100, 203,850,072, 205,103,566, 204,543,707 and 204,417,093 shares	4,724,715	4,747,912	4,783,061	4,777,630	4,766,731
Retained earnings	2,321,571	2,211,793	2,110,069	2,031,270	1,966,910
Accumulated other comprehensive income (loss)	(121,581)	10,001	23,652	(11,653)	(54,612)
Total shareholders’ equity	7,634,306	7,679,307	7,626,383	7,625,737	7,507,519
	$63,239,165	$61,038,860	$59,642,992	$59,179,913	$59,664,543

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ZIONS BANCORPORATION
Press Release – Page 12
January 23, 2017

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$438,031	$436,424	$433,743	$420,508	$429,842
Interest on money market investments	4,161	4,934	5,564	7,029	6,144
Interest on securities	59,574	49,337	47,645	47,364	37,573
Total interest income	501,766	490,695	486,952	474,901	473,559
Interest expense:
Interest on deposits	12,984	12,549	11,869	11,845	12,377
Interest on short- and long-term borrowings	8,312	8,959	10,234	10,214	12,349
Total interest expense	21,296	21,508	22,103	22,059	24,726
Net interest income	480,470	469,187	464,849	452,842	448,833
Provision for loan losses	(2,687)	18,825	34,492	42,145	22,701
Net interest income after provision for loan losses	483,157	450,362	430,357	410,697	426,132
Noninterest income:
Service charges and fees on deposit accounts	43,326	44,490	42,108	41,261	42,445
Other service charges, commissions and fees	52,145	54,141	51,906	49,474	49,335
Wealth management income	10,719	9,973	8,788	7,954	7,953
Loan sales and servicing income	6,008	11,301	10,178	7,979	6,915
Capital markets and foreign exchange	5,775	5,726	4,545	5,667	6,255
Dividends and other investment income	4,143	9,045	6,226	4,639	2,986
Fair value and nonhedge derivative income (loss)	6,885	(184)	(1,910)	(2,585)	688
Equity securities gains (losses), net	(3,432)	8,441	2,709	(550)	53
Fixed income securities gains (losses), net	10	39	25	28	(7)
Other	2,665	1,915	1,142	2,894	2,018
Total noninterest income	128,244	144,887	125,717	116,761	118,641
Noninterest expense:
Salaries and employee benefits	240,601	242,251	241,341	258,338	236,037
Occupancy, net	32,337	33,536	29,621	29,779	30,618
Furniture, equipment and software, net	33,022	29,090	30,550	32,015	31,820
Other real estate expense, net	396	(137)	(527)	(1,329)	(536)
Credit-related expense	7,067	6,825	5,845	5,934	7,582
Provision for unfunded lending commitments	3,296	(3,165)	(4,246)	(5,812)	(6,551)
Professional and legal services	16,921	14,473	12,229	11,471	13,129
Advertising	5,262	5,985	5,268	5,628	5,692
FDIC premiums	11,268	11,673	9,580	7,154	9,194
Amortization of core deposit and other intangibles	1,909	1,951	1,979	2,014	2,273
Debt extinguishment cost	—	—	106	247	135
Other	52,436	60,810	50,148	50,134	67,960
Total noninterest expense	404,515	403,292	381,894	395,573	397,353
Income before income taxes	206,886	191,957	174,180	131,885	147,420
Income taxes	69,485	64,694	60,231	41,448	44,933
Net income	137,401	127,263	113,949	90,437	102,487
Preferred stock dividends	(12,411)	(10,368)	(13,543)	(11,660)	(14,290)
Preferred stock redemption	—	—	(9,759)	—	—
Net earnings applicable to common shareholders	$124,990	$116,895	$90,647	$78,777	$88,197

Weighted average common shares outstanding during the period:
Basic shares	202,886	204,312	204,236	203,967	203,884
Diluted shares	205,446	204,714	204,536	204,096	204,277
Net earnings per common share:
Basic	$0.61	$0.57	$0.44	$0.38	$0.43
Diluted	0.60	0.57	0.44	0.38	0.43

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ZIONS BANCORPORATION
Press Release – Page 13
January 23, 2017

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands, except per share amounts)	2016	2015	2014
	(Unaudited)
Interest income:
Interest and fees on loans	$1,728,706	$1,686,220	$1,729,652
Interest on money market investments	21,688	23,165	21,414
Interest on securities	203,920	124,086	101,936
Total interest income	1,954,314	1,833,471	1,853,002
Interest expense:
Interest on deposits	49,247	49,344	49,736
Interest on short- and long-term borrowings	37,719	68,867	123,262
Total interest expense	86,966	118,211	172,998
Net interest income	1,867,348	1,715,260	1,680,004
Provision for loan losses	92,775	40,035	(98,082)
Net interest income after provision for loan losses	1,774,573	1,675,225	1,778,086
Noninterest income:
Service charges and fees on deposit accounts	171,185	168,451	168,291
Other service charges, commissions and fees	207,666	186,907	178,053
Wealth management income	37,434	31,224	30,573
Loan sales and servicing income	35,466	30,731	29,154
Capital markets and foreign exchange	21,713	25,655	22,584
Dividends and other investment income	24,053	30,150	43,662
Fair value and nonhedge derivative income (loss)	2,206	(111)	(11,390)
Equity securities gains, net	7,168	11,875	13,471
Fixed income securities gains (losses), net	102	(138,735)	10,419
Impairment losses on investment securities:
Impairment losses on investment securities	—	—	(27)
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	—	—	—
Net impairment losses on investment securities	—	—	(27)
Other	8,616	11,094	7,914
Total noninterest income	515,609	357,241	492,704
Noninterest expense:
Salaries and employee benefits	982,531	972,712	956,411
Occupancy, net	125,273	119,529	115,701
Furniture, equipment and software	124,677	123,196	115,312
Other real estate expense	(1,597)	(647)	(1,251)
Credit related expense	25,671	28,541	28,134
Provision for unfunded lending commitments	(9,927)	(6,238)	(8,629)
Professional and legal services	55,094	50,421	66,011
Advertising	22,143	25,314	25,100
FDIC premiums	39,675	34,422	32,174
Amortization of core deposit and other intangibles	7,853	9,247	10,923
Debt extinguishment cost	353	2,530	44,422
Other	213,528	221,580	265,059
Total noninterest expense	1,585,274	1,580,607	1,649,367
Income before income taxes	704,908	451,859	621,423
Income taxes	235,858	142,388	222,961
Net income	469,050	309,471	398,462
Preferred stock dividends	(47,982)	(62,857)	(71,894)
Preferred stock redemption	(9,759)	—	—
Net earnings applicable to common shareholders	$411,309	$246,614	$326,568
Weighted average common shares outstanding during the year:
Basic shares	203,855	203,265	192,207
Diluted shares	204,269	203,698	192,789
Net earnings per common share:
Basic	$2.00	$1.20	$1.68
Diluted	1.99	1.20	1.68

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ZIONS BANCORPORATION
Press Release – Page 14
January 23, 2017

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Commercial:
Commercial and industrial	$13,452	$13,543	$13,757	$13,590	$13,211
Leasing	423	439	426	437	442
Owner occupied	6,962	6,889	6,989	7,022	7,150
Municipal	778	753	756	696	676
Total commercial	21,615	21,624	21,928	21,745	21,479
Commercial real estate:
Construction and land development	2,019	2,147	2,088	1,968	1,842
Term	9,322	9,303	9,230	8,826	8,514
Total commercial real estate	11,341	11,450	11,318	10,794	10,356
Consumer:
Home equity credit line	2,645	2,581	2,507	2,433	2,417
1-4 family residential	5,891	5,785	5,680	5,418	5,382
Construction and other consumer real estate	486	453	419	401	385
Bankcard and other revolving plans	481	458	460	439	444
Other	190	189	189	188	187
Total consumer	9,693	9,466	9,255	8,879	8,815
Loans and leases, net of unearned income and fees	$42,649	$42,540	$42,501	$41,418	$40,650

Nonperforming Assets
(Unaudited)

(In thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Nonaccrual loans[1]	$568,659	$578,832	$547,402	$541,768	$349,860
Other real estate owned	4,255	8,358	8,354	10,411	7,092
Total nonperforming assets	$572,914	$587,190	$555,756	$552,179	$356,952
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	1.34%	1.37%	1.30%	1.33%	0.87%
Accruing loans past due 90 days or more	$35,848	$28,835	$28,994	$37,202	$32,024
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.08%	0.07%	0.07%	0.09%	0.08%
Nonaccrual loans and accruing loans past due 90 days or more	$604,507	$607,667	$576,396	$578,970	$381,884
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	1.41%	1.42%	1.35%	1.39%	0.94%
Accruing loans past due 30-89 days	$125,992	$164,027	$132,522	$100,341	$121,732
Restructured loans included in nonaccrual loans	111,287	125,323	143,379	132,524	103,004
Restructured loans on accrual	150,916	169,784	171,854	195,482	194,084
Classified loans	1,576,688	1,615,348	1,610,263	1,532,052	1,368,022
1 Includes loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 15
January 23, 2017

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Allowance for Loan Losses
Balance at beginning of period	$597,185	$608,345	$611,894	$606,048	$596,440
Add:
Provision for losses	(2,687)	18,825	34,492	42,145	22,701
Adjustment for FDIC-supported/PCI loans	—	—	—	—	5
Deduct:
Gross loan and lease charge-offs	(37,863)	(53,763)	(57,629)	(48,110)	(45,334)
Recoveries	10,887	23,778	19,588	11,811	32,236
Net loan and lease charge-offs	(26,976)	(29,985)	(38,041)	(36,299)	(13,098)
Balance at end of period	$567,522	$597,185	$608,345	$611,894	$606,048
Ratio of allowance for loan losses to loans and leases, at period end	1.33%	1.40%	1.43%	1.48%	1.49%
Ratio of allowance for loan losses to nonperforming loans, at period end	100%	103%	111%	113%	173%
Annualized ratio of net loan and lease charge-offs to average loans	0.25%	0.28%	0.36%	0.35%	0.13%

Reserve for Unfunded Lending Commitments
Balance at beginning of period	$61,615	$64,780	$69,026	$74,838	$81,389
Provision charged (credited) to earnings	3,296	(3,165)	(4,246)	(5,812)	(6,551)
Balance at end of period	$64,911	$61,615	$64,780	$69,026	$74,838
Total Allowance for Credit Losses
Allowance for loan losses	$567,522	$597,185	$608,345	$611,894	$606,048
Reserve for unfunded lending commitments	64,911	61,615	64,780	69,026	74,838
Total allowance for credit losses	$632,433	$658,800	$673,125	$680,920	$680,886
Ratio of total allowance for credit losses to loans and leases outstanding, at period end	1.48%	1.55%	1.58%	1.64%	1.68%

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ZIONS BANCORPORATION
Press Release – Page 16
January 23, 2017

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Loans held for sale	$40	$29	$13	$—	$—

Commercial:
Commercial and industrial	$354	$387	$341	$356	$164
Leasing	14	14	14	14	4
Owner occupied	74	66	69	74	74
Municipal	1	1	1	1	1
Total commercial	443	468	425	445	243
Commercial real estate:
Construction and land development	7	4	5	6	7
Term	29	28	51	33	40
Total commercial real estate	36	32	56	39	47
Consumer:
Home equity credit line	11	11	12	11	8
1-4 family residential	36	36	39	44	50
Construction and other consumer real estate	2	1	1	1	1
Bankcard and other revolving plans	1	2	1	2	1
Other	—	—	—	—	—
Total consumer	50	50	53	58	60
Total nonaccrual loans	$569	$579	$547	$542	$350

Net Charge-Offs by Portfolio Type
(Unaudited)

	Three Months Ended
(In millions)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Commercial:
Commercial and industrial	$25	$33	$32	$37	$18
Leasing	—	—	—	—	—
Owner occupied	(1)	—	—	(1)	—
Municipal	—	—	—	—	—
Total commercial	24	33	32	36	18
Commercial real estate:
Construction and land development	—	(1)	(1)	(2)	(2)
Term	1	(5)	7	—	(4)
Total commercial real estate	1	(6)	6	(2)	(6)
Consumer:
Home equity credit line	—	1	—	1	(1)
1-4 family residential	—	—	(1)	1	1
Construction and other consumer real estate	—	—	—	—	(1)
Bankcard and other revolving plans	2	2	1	—	2
Other	—	—	—	—	—
Total consumer loans	2	3	—	2	1
Total net charge-offs (recoveries)	$27	$30	$38	$36	$13

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ZIONS BANCORPORATION
Press Release – Page 17
January 23, 2017

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	December 31, 2016		September 30, 2016		December 31, 2015
(In thousands)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$2,366,664	0.70%	$3,139,771	0.63%	$7,801,628	0.31%
Securities:
Held-to-maturity	762,333	4.09%	706,012	4.33%	556,676	5.06%
Available-for-sale	11,500,712	1.89%	9,697,759	1.82%	6,770,548	1.88%
Trading account	119,819	4.04%	80,591	3.34%	62,372	3.57%
Total securities	12,382,864	2.04%	10,484,362	2.00%	7,389,596	2.13%
Loans held for sale	162,421	2.73%	132,602	3.34%	148,245	3.69%
Loans held for investment [2]:
Commercial	21,617,645	4.21%	21,815,443	4.19%	21,287,497	4.30%
Commercial real estate	11,463,281	4.24%	11,331,183	4.19%	10,363,813	4.42%
Consumer	9,558,402	3.73%	9,340,297	3.81%	8,695,500	3.88%
Total loans held for investment	42,639,328	4.11%	42,486,923	4.11%	40,346,810	4.24%
Total interest-earning assets	57,551,277	3.52%	56,243,658	3.52%	55,686,279	3.41%
Cash and due from banks	894,059		555,945		652,201
Allowance for loan losses	(589,404)		(608,948)		(595,058)
Goodwill	1,014,129		1,014,129		1,014,129
Core deposit and other intangibles	9,622		11,576		17,453
Other assets	2,866,544		2,845,876		2,686,049
Total assets	$61,746,227		$60,062,236		$59,461,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$25,872,814	0.14%	$25,682,829	0.15%	$25,058,336	0.15%
Time	2,637,803	0.54%	2,409,092	0.51%	2,183,936	0.44%
Foreign	21,505	0.31%	116,678	0.30%	395,810	0.24%
Total interest-bearing deposits	28,532,122	0.18%	28,208,599	0.18%	27,638,082	0.18%
Borrowed funds:
Federal funds and other short-term borrowings	664,863	0.36%	343,358	0.22%	294,666	0.14%
Long-term debt	536,840	5.71%	679,990	5.13%	873,259	5.56%
Total borrowed funds	1,201,703	2.75%	1,023,348	3.48%	1,167,925	4.19%
Total interest-bearing liabilities	29,733,825	0.28%	29,231,947	0.29%	28,806,007	0.34%
Noninterest-bearing deposits	23,647,794		22,466,132		22,354,766
Other liabilities	656,488		668,180		614,398
Total liabilities	54,038,107		52,366,259		51,775,171
Shareholders’ equity:
Preferred equity	709,601		709,601		920,145
Common equity	6,998,519		6,986,376		6,765,737
Total shareholders’ equity	7,708,120		7,695,977		7,685,882
Total liabilities and shareholders’ equity	$61,746,227		$60,062,236		$59,461,053

Spread on average interest-bearing funds		3.24%		3.23%		3.07%

Net yield on interest-earning assets		3.37%		3.36%		3.23%
1 Taxable-equivalent rates used where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

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ZIONS BANCORPORATION
Press Release – Page 18
January 23, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents both GAAP and non-GAAP financial measures to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following tables. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Company and for presentations of Company performance to investors. The Company further believes that presenting these non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are the non-GAAP financial measures presented in this Earnings Release and a discussion of why management uses these non-GAAP measures:

•
Tangible Book Value per Common Share - this table also includes “Tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.

•
Tangible Return on Average Tangible Common Equity - this table also includes “Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “Average tangible common equity.” Tangible return on average tangible common equity is a non-GAAP financial measure that management believes provides useful information about the Company’s use of equity. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.

•
Efficiency Ratio - this table also includes “Adjusted noninterest expense” and “Adjusted pre-provision net revenue (“PPNR”).” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the table below which management believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Company is managing its expenses, and adjusted PPNR enables management and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. The efficiency ratio and adjusted noninterest expense are the key metrics to which the Company announced it would hold itself accountable in its June 1, 2015 efficiency initiative, and to which executive compensation is tied.

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ZIONS BANCORPORATION
Press Release – Page 19
January 23, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In thousands, except per share amounts)		December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Tangible Book Value per Common Share

Total shareholders’ equity (GAAP)		$7,634,306	$7,679,307	$7,626,383	$7,625,737	$7,507,519
Preferred stock		(709,601)	(709,601)	(709,601)	(828,490)	(828,490)
Goodwill		(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Core deposit and other intangibles		(8,420)	(10,329)	(12,281)	(14,259)	(16,272)
Tangible common equity (non-GAAP)	(a)	$5,902,156	$5,945,248	$5,890,372	$5,768,859	$5,648,628
Common shares outstanding	(b)	203,085	203,850	205,104	204,544	204,417
Tangible book value per common share (non-GAAP)	(a/b)	$29.06	$29.16	$28.72	$28.20	$27.63

		Three Months Ended
(Dollar amounts in thousands)		December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Tangible Return on Average Tangible Common Equity

Net earnings applicable to common shareholders (GAAP)		$124,990	$116,895	$90,647	$78,777	$88,197
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1,184	1,210	1,227	1,249	1,446
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$126,174	$118,105	$91,874	$80,026	$89,643
Average common equity (GAAP)		$6,998,519	$6,986,376	$6,883,065	$6,786,977	$6,765,737
Average goodwill		(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Average core deposit and other intangibles		(9,622)	(11,576)	(13,527)	(15,379)	(17,453)
Average tangible common equity (non-GAAP)	(b)	$5,974,768	$5,960,671	$5,855,409	$5,757,469	$5,734,155
Number of days in quarter	(c)	92	92	91	91	92
Number of days in year	(d)	366	366	366	366	365
Tangible return on average tangible common equity (non-GAAP)	(a/b/c)*d	8.40%	7.88%	6.31%	5.59%	6.20%

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ZIONS BANCORPORATION
Press Release – Page 20
January 23, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)

		Three Months Ended
(In thousands)		December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Efficiency Ratio

Noninterest expense (GAAP) [1]	(a)	$404,515	$403,292	$381,894	$395,573	$397,353
Adjustments:
Severance costs		496	481	201	3,471	3,581
Other real estate expense, net		396	(137)	(527)	(1,329)	(536)
Provision for unfunded lending commitments		3,296	(3,165)	(4,246)	(5,812)	(6,551)
Debt extinguishment cost		—	—	106	247	135
Amortization of core deposit and other intangibles		1,909	1,951	1,979	2,014	2,273
Restructuring costs [2]		3,283	356	47	996	777
Total adjustments	(b)	9,380	(514)	(2,440)	(413)	(321)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$395,135	$403,806	$384,334	$395,986	$397,674
Taxable-equivalent net interest income (GAAP)	(d)	$487,823	$475,699	$470,913	$458,242	$453,780
Noninterest income (GAAP) [1]	(e)	128,244	144,887	125,717	116,761	118,641
Combined income	(d+e)=(f)	616,067	620,586	596,630	575,003	572,421
Adjustments:
Fair value and nonhedge derivative income (loss)		6,885	(184)	(1,910)	(2,585)	688
Equity securities gains (losses), net		(3,432)	8,441	2,709	(550)	53
Fixed income securities gains (losses), net		10	39	25	28	(7)
Total adjustments	(g)	3,463	8,296	824	(3,107)	734
Adjusted taxable-equivalent revenue (non-GAAP)	(f-g)=(h)	$612,604	$612,290	$595,806	$578,110	$571,687
Pre-provision net revenue (PPNR) as reported	(f)-(a)	$211,552	$217,294	$214,736	$179,430	$175,068
Adjusted PPNR	(h-c)	217,469	208,484	211,472	182,124	174,013
Efficiency ratio	(c/h)	64.5%	66.0%	64.5%	68.5%	69.6%
1In the first quarter of 2016, to be consistent with industry practice, the Company reclassified its bankcard rewards expense from “Other” noninterest expense to “Other service charges, commissions and fees” in noninterest income in order to offset this expense against the associated revenue. Prior period amounts have been reclassified to reflect this change.
2 The restructuring costs in the fourth quarter of 2016 are primarily related to the termination of the Zions Direct auction platform and changes to create a simplified lending approach for our business banking customers.

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ZIONS BANCORPORATION
Press Release – Page 21
January 23, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)

		Six Months Ended		Year-to-date
(In thousands)		December 31, 2016	December 31, 2015	December 31, 2016
Efficiency Ratio

Noninterest expense (GAAP) [1]	(a)	$807,807	$788,633	$1,585,274
Adjustments:
Severance costs		977	7,045	4,649
Other real estate expense, net		259	(576)	(1,597)
Provision for unfunded lending commitments		131	(5,123)	(9,927)
Debt extinguishment cost		—	135	353
Amortization of core deposit and other intangibles		3,860	4,571	7,853
Restructuring costs [2]		3,639	2,407	4,682
Total adjustments	(b)	8,866	8,459	6,013
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$798,941	$780,174	$1,579,261
Taxable-equivalent net interest income (GAAP)	(d)	$963,522	$883,562	$1,892,677
Noninterest income (GAAP) [1]	(e)	273,131	244,585	515,609
Combined income	(d+e)=(f)	1,236,653	1,128,147	2,408,286
Adjustments:
Fair value and nonhedge derivative income (loss)		6,701	(867)	2,206
Equity securities gains, net		5,009	3,683	7,168
Fixed income securities gains (losses), net		49	(60)	102
Total adjustments	(g)	11,759	2,756	9,476
Adjusted taxable-equivalent revenue (non-GAAP)	(f-g)=(h)	$1,224,894	$1,125,391	$2,398,810
Pre-provision net revenue (PPNR) as reported	(f)-(a)	$428,846	$339,514	$823,012
Adjusted PPNR	(h-c)	425,953	345,217	819,549
Efficiency ratio	(c/h)	65.2%	69.3%	65.8%
1In the first quarter of 2016, to be consistent with industry practice, the Company reclassified its bankcard rewards expense from “Other” noninterest expense to “Other service charges, commissions and fees” in noninterest income in order to offset this expense against the associated revenue. Prior period amounts have been reclassified to reflect this change.
2 The restructuring costs in the fourth quarter of 2016 are primarily related to the termination of the Zions Direct auction platform and changes to create a simplified lending approach for our business banking customers.

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